Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Kali Fry
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-3036
	kim_watkins@intuit.com	kali_fry@intuit.com

Intuit Grows Total Revenue 15 Percent in First Quarter;
Small Business Online Ecosystem Revenue Grows 35 Percent

Reiterates Full Year Fiscal 2020 Guidance

MOUNTAIN VIEW, Calif. - Nov. 21, 2019 - Intuit Inc. (Nasdaq: INTU), makers of TurboTax, QuickBooks and Mint, announced financial results for the first quarter of fiscal 2020, which ended Oct. 31.
“This was a strong quarter across the company. We continue to make progress on our strategy of becoming an A.I.-driven expert platform," said Sasan Goodarzi, Intuit's CEO. "Small Business Online Ecosystem revenue grew 35 percent, exceeding our target to grow 30 percent or more," said Goodarzi. "As we look forward to the upcoming tax season, we're focused on applying the learnings from the last year, including extension season, to deliver even better experiences for our customers."
Financial Highlights
For the first quarter, Intuit grew:

•	Total revenue to $1.2 billion, up 15 percent.

•	Small Business and Self-Employed Group revenue 15 percent to $1.0 billion.

•	Small Business Online Ecosystem revenue by 35 percent.

•	Consumer Group revenue by 11 percent to $100 million.
Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics.

Snapshot of First-quarter Results

	GAAP			Non-GAAP
	Q1 FY20	Q1 FY19	Change	Q1 FY20	Q1 FY19	Change
Revenue	$1,165	$1,016	15%	$1,165	$1,016	15%
Operating Income (Loss)	$10	$(10)	NM	$129	$102	26%
Earnings Per Share	$0.22	$0.13	69%	$0.41	$0.29	41%
NM = Not Meaningful
Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). GAAP earnings per share for the first quarter of fiscal 2020 and first quarter fiscal 2019 include excess tax benefits on share-based compensation of $29 million and $41 million respectively.
Business Segment Results
Small Business and Self-Employed Group

•	Grew QuickBooks online accounting revenue 41 percent in the quarter, driven by strong customer growth, and to a lesser extent higher effective prices and mix-shift.

•	Increased Online Services revenue 27 percent, driven by QuickBooks Online payroll and QuickBooks Online payments.

•	Grew total international online revenue over 60 percent.

•	Grew U.K. subscribers and now hold the number one position for cloud accounting subscribers in the country.

•	Launched QuickBooks Live, connecting small businesses with live experts to increase our customers' confidence.

•
Announced a cash flow planner capability within QuickBooks, designed to automatically alert business owners when a negative cash flow situation is on the horizon and provide recommendations on how to navigate the situation.

•
Extended eligibility for QuickBooks Capital to desktop customers. QuickBooks Capital has funded $522 million in cumulative loans since being launched 2 years ago. At the end of the first quarter, the net loans receivable balance was $96 million.

Consumer and Strategic Partner Groups

•	Introduced credit score goal setting in the Turbo app to help customers improve their credit score, a key step to improving their financial health.

•	Reported $19 million of professional tax revenue in the Strategic Partner Group for the first quarter, in line with expectations.

Capital Allocation Summary
In the first quarter the company:

•	Repurchased $139 million of shares, with $2.5 billion remaining on the company's authorization.

•	Received Board approval for a quarterly dividend of $0.53 per share, payable January 21, 2020. This represents a 13 percent increase compared to last year.
Forward-looking Guidance
Intuit announced guidance for the second quarter of fiscal year 2020, which ends Jan. 31. The company expects:

•	Revenue growth of 11 to 13 percent,

•	GAAP earnings per share of $0.70 to $0.73, and

•	Non-GAAP diluted earnings per share of $1.00 to $1.03.
Intuit reiterated guidance for full fiscal year 2020. The company expects:

•	Revenue of $7.440 billion to $7.540 billion, growth of 10 to 11 percent.

•	GAAP operating income of $2.065 billion to $2.115 billion, growth of 11 to 14 percent.

•	Non-GAAP operating income of $2.515 billion to $2.565 billion, growth of 10 to 12 percent.

•	GAAP diluted earnings per share of $6.35 to $6.45, growth of 8 to 10 percent.

•	Non-GAAP diluted earnings per share of $7.50 to $7.60, growth of 11 to 13 percent.
Conference Call Details
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on Nov. 21. To hear the call, dial 844-246-4601 in the United States or 703-639-1172 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/Events/default.aspx. Prepared remarks for the call will be available on Intuit’s website after the call ends.

Replay Information

A replay of the conference call will be available for one week by calling 855-859-2056, or 404-537-3406 from international locations. The access code for this call is 1181886. The audio webcast will remain available on Intuit’s website for one week after the conference call.
About Intuit
Intuit’s mission is to Power Prosperity Around the World. We are a global financial platform company with products including TurboTax, QuickBooks, Mint and Turbo, designed to empower consumers, self-employed and small businesses to improve their financial lives. Our platform and products help customers get more money with the least amount of work, while giving them complete confidence in their actions and decisions. Our innovative ecosystem of financial management solutions serves approximately 50 million customers worldwide. Please visit us for the latest news and in-depth information about Intuit and its brands and find us on social.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B1, Table B2, and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's website.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit and its reporting segments; Intuit’s prospects for the business in fiscal 2020 and beyond; expectations regarding timing and growth of revenue for each of Intuit’s reportable segments and from current or future products and services; expectations regarding customer growth; expectations regarding changes to our products and their impact on Intuit’s business; expectations regarding the amount and timing of any future dividends or share repurchases; expectations regarding availability of our offerings; expectations regarding Intuit’s corporate tax rate; expectations regarding the impact of our strategic decisions on Intuit’s business; and all of the statements under the heading “Forward-looking Guidance.”

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: our ability to compete successfully;

our participation in the Free File Alliance; potential governmental encroachment in our tax businesses; our ability to adapt to technological change; our ability to predict consumer behavior; our reliance on third-party intellectual property; our ability to protect our intellectual property rights; any harm to our reputation; risks associated with acquisition and divestiture activity; the issuance of equity or incurrence of debt to fund an acquisition; our cybersecurity incidents (including those affecting the third parties we rely on); customer concerns about privacy and cybersecurity incidents; fraudulent activities by third parties using our offerings; our failure to process transactions effectively; interruption or failure of our information technology; our ability to maintain critical third-party business relationships; our ability to attract and retain talent; any deficiency in the quality or accuracy of our products (including the advice given by experts on our platform); any delays in product launches; difficulties in processing or filing customer tax submissions; risks associated with international operations; changes to public policy, laws or regulations affecting our businesses; litigation in which we are involved; the seasonal nature of our tax business; changes in tax rates and tax reform legislation; global economic changes; exposure to credit risk of the businesses we provide capital to; amortization of acquired intangible assets and impairment charges; our ability to repay outstanding debt; our ability to repurchase shares or distribute dividends; volatility of our stock price; and our ability to successfully market our offerings. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2019 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Fiscal 2020 and second quarter fiscal 2020 guidance speaks only as of the date it was publicly issued by Intuit. Other forward-looking statements represent the judgment of the management of Intuit as of the date of this presentation. We do not undertake any duty to update any forward-looking statement or other information in this presentation.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31, 2019	October 31, 2018
Net revenue:
Product	$353	$347
Service and other	812	669
Total net revenue	1,165	1,016
Costs and expenses:
Cost of revenue:
Cost of product revenue	17	15
Cost of service and other revenue	267	227
Amortization of acquired technology	6	5
Selling and marketing	383	346
Research and development	334	294
General and administrative	146	137
Amortization of other acquired intangible assets	2	2
Total costs and expenses [A]	1,155	1,026
Operating income (loss)	10	(10)
Interest expense	(2)	(4)
Interest and other income, net	14	—
Income (loss) before income taxes	22	(14)
Income tax benefit [B]	(35)	(48)
Net income	$57	$34

Basic net income per share	$0.22	$0.13
Shares used in basic per share calculations	261	260

Diluted net income per share	$0.22	$0.13
Shares used in diluted per share calculations	264	264

Cash dividends declared per common share	$0.53	$0.47

See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded in operating income or loss for the periods shown.

	Three Months Ended
(in millions)	October 31, 2019	October 31, 2018
Cost of revenue	$15	$14
Selling and marketing	30	30
Research and development	38	35
General and administrative	28	26
Total share-based compensation expense	$111	$105

[B]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period.

We recognized excess tax benefits on share-based compensation of $29 million and $41 million in our provision for income taxes for the three months ended October 31, 2019 and 2018, respectively.
We recorded a $35 million tax benefit on pretax income of $22 million for the three months ended October 31, 2019. Excluding discrete tax items primarily related to share-based compensation tax benefits, our effective tax rate for the period was 24%. The difference from the federal statutory rate of 21% was primarily due to state income taxes and non-deductible share-based compensation, which were partially offset by the tax benefit we received from the federal research and experimentation credit.
We recorded a $48 million tax benefit on a pretax loss of $14 million for the three months ended October 31, 2018. Excluding discrete tax items primarily related to share-based compensation tax benefits, our effective tax rate for the period was 23% and did not differ significantly from the federal statutory rate of 21%. The difference was primarily due to state income taxes and non-deductible share-based compensation, which were partially offset by the tax benefit we received from the federal research and experimentation credit.

TABLE B1
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2020
	Q1	Q2	Q3	Q4	Year to Date
GAAP operating income (loss)	$10	$—	$—	$—	$10
Amortization of acquired technology	6	—	—	—	6
Amortization of other acquired intangible assets	2	—	—	—	2
Share-based compensation expense	111	—	—	—	111
Non-GAAP operating income (loss)	$129	$—	$—	$—	$129

GAAP net income (loss)	$57	$—	$—	$—	$57
Amortization of acquired technology	6	—	—	—	6
Amortization of other acquired intangible assets	2	—	—	—	2
Share-based compensation expense	111	—	—	—	111
Net (gain) loss on debt securities and other investments	1	—	—	—	1
Other income tax effects and adjustments [A]	(68)	—	—	—	(68)
Non-GAAP net income (loss)	$109	$—	$—	$—	$109

GAAP diluted net income (loss) per share	$0.22	$—	$—	$—	$0.22
Amortization of acquired technology	0.02	—	—	—	0.02
Amortization of other acquired intangible assets	0.01	—	—	—	0.01
Share-based compensation expense	0.42	—	—	—	0.42
Net (gain) loss on debt securities and other investments	—	—	—	—	—
Other income tax effects and adjustments [A]	(0.26)	—	—	—	(0.26)
Non-GAAP diluted net income (loss) per share	$0.41	$—	$—	$—	$0.41

Shares used in GAAP diluted per share calculation	264	—	—	—	264

Shares used in non-GAAP diluted per share calculation	264	—	—	—	264
[A]    As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Other income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments and the excess tax benefits on share-based compensation.
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE B2
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2019
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss)	$(10)	$233	$1,784	$(153)	$1,854
Amortization of acquired technology	5	5	5	5	20
Amortization of other acquired intangible assets	2	1	1	2	6
Professional fees for business combinations	—	—	—	1	1
Share-based compensation expense	105	100	98	98	401
Non-GAAP operating income (loss)	$102	$339	$1,888	$(47)	$2,282

GAAP net income (loss)	$34	$189	$1,378	$(44)	$1,557
Amortization of acquired technology	5	5	5	5	20
Amortization of other acquired intangible assets	2	1	1	2	6
Professional fees for business combinations	—	—	—	1	1
Share-based compensation expense	105	100	98	98	401
Net (gain) loss on debt securities and other investments	1	2	2	1	6
Other income tax effects and adjustments [A]	(71)	(33)	(19)	(86)	(209)
Non-GAAP net income (loss)	$76	$264	$1,465	$(23)	$1,782

GAAP diluted net income (loss) per share	$0.13	$0.72	$5.22	$(0.17)	$5.89
Amortization of acquired technology	0.02	0.02	0.02	0.02	0.08
Amortization of other acquired intangible assets	0.01	—	—	0.01	0.03
Professional fees for business combinations	—	—	—	—	—
Share-based compensation expense	0.40	0.38	0.38	0.38	1.52
Net (gain) loss on debt securities and other investments	—	0.01	0.01	—	0.02
Other income tax effects and adjustments [A]	(0.27)	(0.13)	(0.08)	(0.33)	(0.79)
Non-GAAP diluted net income (loss) per share	$0.29	$1.00	$5.55	$(0.09)	$6.75

Shares used in GAAP diluted per share calculation	264	264	264	260	264

Shares used in non-GAAP diluted per share calculation	264	264	264	260	264
[A]    As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Other income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments and the excess tax benefits on share-based compensation.
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	October 31, 2019	July 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,630	$2,116
Investments	625	624
Accounts receivable, net	104	87
Income taxes receivable	86	65
Prepaid expenses and other current assets	304	266
Current assets before funds held for customers	2,749	3,158
Funds held for customers	413	436
Total current assets	3,162	3,594

Long-term investments	13	13
Property and equipment, net	773	780
Operating lease right-of-use assets	307	—
Goodwill	1,655	1,655
Acquired intangible assets, net	49	54
Other assets	224	187
Total assets	$6,183	$6,283

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$50	$50
Accounts payable	272	274
Accrued compensation and related liabilities	201	385
Deferred revenue	554	619
Other current liabilities	267	202
Current liabilities before customer fund deposits	1,344	1,530
Customer fund deposits	413	436
Total current liabilities	1,757	1,966

Long-term debt	373	386
Long-term deferred income tax liabilities	68	37
Operating lease liabilities	297	—
Other long-term obligations	55	145
Total liabilities	2,550	2,534

Stockholders’ equity	3,633	3,749
Total liabilities and stockholders’ equity	$6,183	$6,283

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	October 31, 2019	October 31, 2018
Cash flows from operating activities:
Net income	$57	$34
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	49	51
Amortization of acquired intangible assets	8	6
Non-cash operating lease cost	16	—
Share-based compensation expense	111	105
Deferred income taxes	(18)	(9)
Other	4	2
Total adjustments	170	155
Changes in operating assets and liabilities:
Accounts receivable	(16)	21
Income taxes receivable	(22)	(47)
Prepaid expenses and other assets	(63)	(72)
Accounts payable	(5)	24
Accrued compensation and related liabilities	(180)	(191)
Deferred revenue	(68)	(69)
Operating lease liabilities	(14)	—
Other liabilities	14	2
Total changes in operating assets and liabilities	(354)	(332)
Net cash used in operating activities	(127)	(143)
Cash flows from investing activities:
Purchases of corporate and customer fund investments	(207)	(70)
Sales of corporate and customer fund investments	53	33
Maturities of corporate and customer fund investments	156	41
Purchases of property and equipment	(38)	(35)
Originations of term loans to small businesses	(81)	(76)
Principal repayments of term loans from small businesses	79	52
Other	(19)	4
Net cash used in investing activities	(57)	(51)
Cash flows from financing activities:
Repayment of debt	(13)	(13)
Proceeds from issuance of stock under employee stock plans	63	120
Payments for employee taxes withheld upon vesting of restricted stock units	(71)	(63)
Cash paid for purchases of treasury stock	(140)	(95)
Dividends and dividend rights paid	(141)	(129)
Net change in customer fund deposits [A]	(23)	71
Other	—	(2)
Net cash used in financing activities	(325)	(111)
Effect of exchange rates on cash, cash equivalents, restricted cash, and restricted cash equivalents	—	(4)
Net decrease in cash, cash equivalents, restricted cash, and restricted cash equivalents	(509)	(309)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	2,352	1,631
Cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$1,843	$1,322

Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents reported within the condensed consolidated balance sheet to the total amounts reported on the condensed consolidated statement of cash flows

Cash and cash equivalents	$1,630	$1,084
Restricted cash and restricted cash equivalents included in funds held for customers [B]	213	238
Total cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$1,843	$1,322
[A] For the three months ended October 31, 2018, we reclassified the net change in customer fund deposits in the condensed consolidated statements of cash flows from investing activities to financing activities to conform to the current presentation.
[B] See quarterly reports filed on Form 10-Q for reconciliation of funds held for customers by investment category.

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME, AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending January 31, 2020
Revenue	$1,670	$1,690	$—		$1,670	$1,690
Operating income	$223	$233	$112	[a]	$335	$345
Diluted earnings per share	$0.70	$0.73	$0.30	[b]	$1.00	$1.03

Twelve Months Ending July 31, 2020
Revenue	$7,440	$7,540	$—		$7,440	$7,540
Operating income	$2,065	$2,115	$450	[c]	$2,515	$2,565
Diluted earnings per share	$6.35	$6.45	$1.15	[d]	$7.50	$7.60
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $105 million; amortization of acquired technology of approximately $6 million; and amortization of other acquired intangible assets of approximately $1 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and other income tax effects related to the use of the non-GAAP tax rate.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $423 million; amortization of acquired technology of approximately $21 million; and amortization of other acquired intangible assets of approximately

$6 million.

[d]	Reflects the estimated adjustments in item [c], income taxes related to these adjustments, and other income tax effects related to the use of the non-GAAP tax rate.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated November 21, 2019 contains non-GAAP financial measures. Table B1, Table B2 and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Gains and losses on disposals of businesses and long-lived assets

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments, or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units, and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete, and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Gains and losses on disposals of businesses and long-lived assets. We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal, and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we impair available-for-sale debt and equity securities and other investments.

Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 23% for fiscal 2019 and fiscal 2020. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this rate.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, sales of available-for-sale debt securities and other investments, and disposals of businesses and long-lived assets.